Exhibit 99.1
CAPE BANCORP, INC. REPORTS
SECOND QUARTER 2009 RESULTS
Cape May Court House, New Jersey, July 22, 2009—Cape Bancorp, Inc. (“Cape Bancorp”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended June 30, 2009. It should be noted that the release compares financial positions only on the linked quarters due to the merger with Boardwalk Bank which occurred on January 31, 2008. Merger related items render the 2008 and 2009 second quarter comparison of limited utility.
Cape Bancorp reported net income of $103,000, or $0.01 per share, for the June 2009 quarter, compared to a net loss of $99,000 or $0.01 per share reported for the quarter ended March 31, 2009. The following is a recap of certain material pre-tax income and expense events that occurred during the second quarter: recognition of FHLB first quarter dividend income not previously accrued of $142,000; BOLI benefit proceeds of $460,000; gains on sales of investments of $600,000; compensation payout expense of $375,000; loan loss provision of $1.9 million; and an other-than-temporary-impairment (OTTI) charge related to the CDO investment portfolio of $2.5 million. Net income year-to-date was $4,000 or $0.00 per share.
At June 30, 2009, Cape Bancorp’s total assets increased to $1.111 billion from $1.106 billion at March 31, 2009, an increase of $5.0 million or 0.45%. Total assets increased $19.9 million or 1.82% from December 31, 2008.
At June 30, 2009, Cape Bancorp’s total net loans increased to $800.3 million from $794.2 million at March 31, 2009, an increase of $6.1 million or 0.77%. The change reflects an increase in mortgage loans of $8.2 million, consumer loans of $419,000 and a decline in commercial loans of $2.4 million. This change is inclusive of an increase in the allowance for loan losses of $157,000. Net loans have increased $16.4 million or 2.09% from December 31, 2008.
Delinquent loans decreased $800,000 to $36.3 million or 4.5% of total gross loans at June 30, 2009 from $37.1 million, or 4.6% of total gross loans at March 31, 2009. Total delinquent loans by portfolio at June 30, 2009 were comprised of $29.2 million of commercial loans, $6.1 million of mortgage loans and $1.0 million of consumer loans. Delinquent loan balances by number of days delinquent were: 31 to 59 days — $3.5 million; 60 to 89 days — $3.2 million; and 90 days and greater — $29.7 million.
At June 30, 2009, the Company had $29.7 million in non-performing loans or 3.65% of total gross loans, a decrease from $30.1 million or 3.73% at March 31, 2009. Total non-performing loans by portfolio were comprised of $25.4 million of commercial loans, $3.8 million of mortgage loans and $467,000 of consumer loans. Commercial non-performing loans had collateral type concentrations of 18% in residential, duplex and multi-family related loans, 15% in land and building lot related loans, 5% in retail store related loans, 26% in restaurant related loans, 8% in marina related loans, 7% in auto dealership related loans, 11% in B&B and hotel related loans and 10% in commercial building and equipment related loans. The three largest relationships in this category of non-performing loans are $2.8 million, $2.5 million, and $2.1 million.

At June 30, 2009, Cape Bancorp’s allowance for loan losses increased to $12.1 million from $11.9 million at March 31, 2009, an increase of $157,000 or 1.32%. The allowance for loan loss ratio increased to 1.49% of gross loans from 1.48% of gross loans at March 31, 2009. The allowance for loan losses to non-performing loan coverage ratio increased to 40.70% at June 30, 2009 from 39.67% at March 31, 2009. Charge-offs during the quarter ended June 30, 2009 were $2.1 million. The charge-off consisted primarily of six loans that received partial charge-offs ranging from $200,000 to $500,000. Charge-offs were $70,000 for the quarter ended March 31, 2009. Loan loss recoveries totaled $392,000 for the quarter ended June 30, 2009, compared to $9,000 in recoveries for the quarter ended March 31, 2009.
Cape Bancorp’s total investment securities at June 30, 2009, decreased to $170.9 million from $175.1 million at March 31, 2009, a decrease of $4.2 million or 2.40%. At June 30, 2009, the cost basis of the collateralized debt obligation portion of the investment portfolio securities was $14.0 million with a fair market value of $2.0 million. During the quarter the Bank adopted FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and Statement No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations (“FSP FAS 115-2”). This new accounting guidance requires that companies record, as of the beginning of the interim period of adoption, a cumulative effect adjustment to reclassify the noncredit component of a previously recognized OTTI loss from retained earnings to other comprehensive income (OCI) if the company does not intend to sell the security and it is more-likely-than-not that the company will not be required to sell the security before recovery of its amortized cost basis. The result of applying FSP FAS 115-2 was a $6.2 million increase to the amortized cost basis of the CDO portfolio as well as a reclassification from Retained Earnings to OCI of $4.1 million as of April 1, 2009. For the quarter ended June 30, 2009 Cape Bancorp recognized an OTTI charge of $2.5 million on the collateralized debt obligation portion of the investment portfolio. On a year-to-date basis, an OTTI charge of $4.0 million has been recognized by the Company.
At June 30, 2009 Cape Bancorp’s total deposits decreased to $744.6 million from $790.3 million at March 31, 2009, a decrease of $45.7 million or 5.78%. The decline consists of the following: certificates of deposits declined $26.9 million and Certificate of Deposit Account Registry Service (CDARS) deposits declined $23.6 million, offset by an increase in core deposits (DDA, savings and commercial money market accounts) of $4.8 million. These declines in certificates of deposits and CDARS are a direct result of our deposit repricing strategies. Total deposits increased $33.4 million or 4.70% from December 31, 2008.
At June 30, 2009, Cape Bancorp’s total borrowings increased to $217.0 million from $168.1 million at March 31, 2009, an increase of $48.9 million or 29.09%.
Cape Bancorp’s total equity increased to $143.0 million at June 30, 2009 from $141.2 million at March 31, 2009, an increase of $1.8 million or 1.27%. The increase in equity is attributable to a $1.6 million increase in accumulated other comprehensive loss, net of tax. This change excludes the effect of the reclassification between Retained Earnings and OCI, pursuant to FSP FAS 115-2 as referenced above.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
“The second quarter reflected a period of stabilization for Cape Bancorp. We were able to post a small profit for the quarter with modest growth in assets and loans. Core deposits increased although total deposits declined as we restructured liabilities into less costly funding sources. The Bank’s net interest margin held steady at 352 basis points.
“Asset quality also reflected some modest improvement as both dollar amount and number of delinquent accounts were reduced.
“Beyond the balance sheet there was progress made within the organization. The challenges presented by the merger and recent changes in executive management seem to be receding. Employees have adopted the performance expectations of a public company. There has been a renewed focus on achieving further costs savings as a result of the combined workforces.
“Notwithstanding the progress, it is too soon to claim a turnaround. No clear sign of ‘green shoots’ yet. The current summer season has flashed mixed signals, and the troubles in the Atlantic City gaming industry remain an impediment to a dramatic improvement in the local economy. As a result, we see credit remaining a problem for many months.”

SELECTED FINANCIAL DATA
(unaudited)
Cape Bancorp Inc.

	Three Months Ended
	YTD 2009	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	March 31, 2008
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$27,935	$13,992	$13,943	$14,471	$15,048	$13,454
Interest expense	$10,281	5,074	5,207	5,664	6,288	6,217

Net interest income	$17,654	8,918	8,736	8,807	8,760	7,237
Provision for loan losses	$2,609	1,864	745	6,860	558	283

Net interest income after provision for loan losses	$15,045	7,054	7,991	1,947	8,202	6,954
Non-interest income	$(864)	(431)	(433)	(11,997)	975	1,099
Non-interest expense	$14,737	6,653	8,084	38,251	7,470	12,274

Income (loss) before income taxes	$(556)	(30)	(526)	(48,301)	1,707	(4,221)
Income tax expense (benefit)	$(560)	(133)	(427)	(6,125)	370	(1,975)

Net income (loss)	$4	$103	$(99)	$(42,176)	$1,337	$(2,246)

Earnings (loss) per share(1)	$0.00	$0.01	$(0.01)	$(3.43)	$0.11	$(0.22)

Average shares outstanding	12,302,278	12,307,619	12,296,879	12,285,267	12,262,084	12,311,190

Statements of Condition Data (Period End):
Investments		$170,879	$175,129	$163,480	$196,496	$199,816
Loans, net of allowance		800,284	794,226	783,869	799,566	789,957
Allowance for loan losses		12,081	11,924	11,240	8,708	8,175
Total assets		1,110,614	1,105,710	1,090,735	1,158,922	1,160,942
Total deposits		744,568	790,346	711,130	745,361	788,892
Total borrowings		217,034	168,058	234,484	225,152	180,304
Total equity		142,989	141,223	140,725	182,691	186,364

Operating Ratios:
ROAA	0.00%	0.04%	-0.04%	-14.94%	0.46%	-0.92%
ROAE	0.01%	0.29%	-0.28%	-96.08%	2.85%	-6.03%
Yield on Earning Assets	5.58%	5.52%	5.61%	5.78%	5.91%	6.32%
Cost of Interest Bearing Liabilities	2.33%	2.28%	2.38%	2.56%	2.82%	3.26%
Net interest margin	3.53%	3.52%	3.53%	3.52%	3.44%	3.40%
Efficiency ratio(2)	66.74%	64.03%	69.23%	382.55%	79.22%	147.25%
Equity to assets (end of period)		12.87%	12.77%	12.90%	15.76%	16.05%
Tangible equity/tangible assets		11.01%	10.89%	10.99%	11.53%	11.86%
Non-performing loans to total gross loans		3.65%	3.73%	2.65%	3.18%	1.82%
Allowance for loan losses to non-performing loans		40.70%	39.67%	53.39%	33.85%	56.16%
Allowance for loan losses to total gross loans		1.49%	1.48%	1.41%	1.08%	1.02%
Book value		$10.74	$10.61	$10.57	$13.72	$14.00
Tangible book value		$8.99	$8.86	$8.81	$9.56	$9.85
Stock price		$8.63	$7.03	$9.25	$9.75	$9.74
Price to book value		80.35%	66.26%	87.51%	71.05%	69.57%
Price to tangible book value		96.00%	79.35%	104.99%	101.99%	98.88%

(1)	Earnings Per Share calculation in 2008 excludes $401,658 from year-to-date net income. This amount represents income earned by Cape Savings Bank (now Cape Bank) prior to the formation of Cape Bancorp. Earnings Per Share calculations use average outstanding shares which includes earned ESOP shares.

(2)	excludes $1.234 million re severence payout to former CEO 2009 1st QTR, & 2009 YTD.

DELINQUENCY TABLE
(unaudited)

Period Ending:	June 30, 2009			March 31, 2009			December 31, 2008
Days	Balances	% of Total Loans	# of Loans	Balances	% of Total Loans	# of Loans	Balances	% of Total Loans	# of Loans
31-59	$3,486,966	0.43%	19	$3,603,350	0.45%	27	$5,938,319	0.75%	34
60-89	$3,176,706	0.39%	14	$3,474,655	0.43%	23	$6,277,807	0.79%	22
90+	$29,683,837	3.65%	78	$30,061,971	3.73%	76	$21,047,651	2.65%	60

Total Delinquency	$36,347,509	4.47%	111	$37,139,976	4.61%	126	$33,263,777	4.18%	116

Total Gross Loans Total	$812,365,080			$806,150,079			$795,109,112

Days	Commercial	Consumer	Mortgage	Commercial	Consumer	Mortgage	Commercial	Consumer	Mortgage
31-59	$1,562,501	$374,051	$1,550,414	$1,940,622	$575,557	$1,087,170	$2,642,290	$514,190	$2,781,839
60-89	$2,309,086	$124,912	$742,707	$2,054,939	$215,322	$1,204,394	$6,050,199	$122,274	$105,334
90+	$25,368,452	$467,005	$3,848,381	$26,167,509	$391,111	$3,503,351	$18,895,917	$338,547	$1,813,187

Total Delinquency by Type	$29,240,039	$965,968	$6,141,502	$30,163,070	$1,181,990	$5,794,915	$27,588,406	$975,011	$4,700,360

Total Loans by Type	$515,327,026	$48,453,407	$248,584,647	$517,746,676	$48,034,272	$240,369,131	$510,965,814	$48,350,426	$235,792,872

% of Total Loans in Type	5.67%	1.99%	2.47%	5.83%	2.46%	2.41%	5.40%	2.02%	1.99%

Total Delinquency		$36,347,509			$37,139,975			$33,263,777

For further information contact Michael D. Devlin, Chief Executive Officer, or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
This press release discusses primarily historical information. Statements included in this release, to the extent they are forward-looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the Year Ended December 31, 2008, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 16, 2009.